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Exhibit 21.1

                                 List of Subsidiaries

     Name                                              Jurisdiction
     ----                                              ------------
     Excel Westminster AMC, Inc.                       Delaware
     Excel Highlands Ranch AMC, Inc.                   Delaware
     Excel Legacy Corporation - ST                     Delaware
     Excel Legacy Corporation - PA                     Delaware
     Legacy - TX                                       Texas
     TenantFirst Real Estate Services, Inc.            California
     Excel Park Terrace, Inc.                          Delaware
     Millennia Car Wash, LLC                           Delaware
     Newport on the levee, LLC                         Delaware
     Grand Tusayan, LLC                                Delaware
     Destination Villages, LLC                         Delaware
     Desert Fashion Plaza, LLC                         Delaware